2HF Putnam Small Cap Growth Fund 6/30/06 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the year ended June 30, 2006, Putnam Management has assumed $5,664 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


74U1		Class A	16,599
		Class B	3,148
		Class C	993

74U2		Class M	257
		Class R	423
		Class Y	1,516

74V1		Class A	22.58
		Class B	21.83
		Class C	21.82

74V2		Class M	22.09
		Class R	22.44
		Class Y	22.73

85B Additional Information about Errors and Omissions Policy Item

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.